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                                                                     Exhibit 4.8


22 September, 1997

TO:               DAVID FIELD

FROM:             JACK FORCELLEDO

SUBJECT:          $100,000 PROMISSORY NOTE TERMS

Dear David,

This will confirm your agreement to loan Rollerball International
Inc. ("RBI")$100,000 on the following terms:

Principle Amount:                 $100,000

Interest Rate:                    12% paid semi-annually

Due Date:                         Repayment of $100,000 by January
                                  31,1999. RBI has the sole option to
                                  repay the note at an earlier date.

Common stock:                     The number of shares of common stock,
                                  par value $.001 per share equal to the
                                  principle amount of the note divided by
                                  the initial public offering price of the Rollerball common stock. All shares will come out of Jack Forcelledo's personal shares.

Resale-Lock up Period:            Either 6 or 12 months depending on the
                                  decision of the underwriter handling
                                  RBI's IPO and RBI's SEC attorneys.

Redemption Price:                 Principle amount plus accrued interest.
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Page 2-David Field Agreement



David, all of us at Rollerball, and especially me, thank you for this investment and welcome you to the Rollerball International family.

Sincerely,


Jack Forcelledo


Agreed to by:              Jack Forcelledo  _____________________________
                           Founder & CEO

Date: _______________


Agreed to by:              David E. Field  _____________________________


Date: _______________


Witnessed By:              James T. Hartnett_____________________________
                           Vice President, Administration


Date: _______________